Exhibit 10.1

FIRST AMENDMENT TO

amended and restated employment agreement

This First Amendment to the Amended and Restated Employment Agreement (“Amendment”) is effective as of June 4, 2017, and made and entered into by and among Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”) and Nathan Stasko (“Employee”). Throughout the remainder of this Agreement, the Company and Employee may be collectively referred to as the “Parties”.

WHEREAS, the Company and Employee entered into the Amended and Restated Employment Agreement (the “Employment Agreement”), effective April 13, 2016, under which Employee is currently serving as the Company’s President and Chief Executive Officer;

WHEREAS, Employee is subject to the terms of the Confidentiality and Assignment of Inventions Agreement, executed by Employee on October 9, 2009, and the Amended and Restated Noncompetition Agreement, executed by Employee on May 11, 2016 (collectively the “Restrictive Covenants Agreements”).

WHEREAS, Employee and the Company have agreed that Employee will assume the position of Chief Scientific Officer, while retaining the position of President, but will immediately relinquish the position of Chief Executive Officer (“CEO”); and

WHEREAS, Employee has also agreed that after a new CEO is hired, subsequent to the interim CEO appointment made contemporaneously herewith, and upon the request of the Board of Directors, he will resign from his position as President and/or as a director of the Company;

WHEREAS, the Company and Employee wish to amend the Employment Agreement to provide this change.

NOW, THEREFORE, the Company and Employee, intending to be legally bound, and for good and valuable consideration, hereby agree to the following:

1.EMPLOYMENT.  Section 1 of the Employment Agreement is hereby amended by deleting the first sentence of Section 1 in its entirety and replacing it with the following:

“The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment.  Employee shall serve as the Company’s President and Chief Scientific Officer upon the terms and conditions hereinafter set forth; provided, however, that Employee agrees that on or following the date on which the Company hires a new Chief Executive Officer (“CEO”), subsequent to the interim CEO appointment made contemporaneously herewith, and upon the request of the Board of Directors, Employee will immediately resign from the position of President.”

2.DUTIES; EXCLUSIVE SERVICE.  Section 2 of the Employment Agreement is hereby amended by deleting the first two (2) sentences in their entirety, and replacing them with the following:

“During the Term, Employee shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Chief Executive Officer or the Board of Directors of the Company (the “Board”), or other appropriate parties within the Company.”

3.COMPENSATION – Base Salary.  Section 3(a) of the Employment Agreement is hereby amended by deleting the amount of Base Salary specified therein and replacing it with the following:  “Four Hundred Thousand Dollars ($400,000.00)”.

4.“Compensaton upon Separation without “Cause” or for “Good REason.”  Section 6(b) of the Employment Agreement is hereby amended by adding new subsections (iii) and (iv) as follows:

“(iii) Vesting of any time-based options Employee has to purchase the Company’s common stock that would have vested during the calendar year in which Employee’s employment is terminated but for Employee’s termination, such options requiring exercise within ninety (90) days of the Separation Date and pursuant to the other terms and conditions of the applicable Company incentive award plan and individual award agreement; and

(iv) payment of any bonus earned for a prior calendar year but not yet paid, with such bonus to be paid in lump sum, less applicable withholdings, when such bonuses are paid to other executives, with such bonuses to be paid no later than two-and-a-half months after the end of such calendar year.”

5.Resignations.  As of the Effective Date, set forth in Section 11 of this Amendment, Employee hereby resigns as Chief Executive Officer.   Employee also agrees that on or following the date on which the Company hires a new CEO, subsequent to the interim CEO appointment made contemporaneously herewith, and upon the request of the Board of Directors, Employee will immediately resign as President of the Company.

6.CONSENT TO EMPLOYMENT CHANGES.  Employee hereby consents to the changes in his title, position, authority and duties (the “Changes”) provided for in this Amendment, including but not limited to the immediate relinquishment of the position of CEO and the future relinquishment of the position of President and, therefore, Employee acknowledges and agrees that such Changes do not constitute grounds for “Good Reason” under, or a material breach of, the Employment Agreement, within the meaning of Section 6(a)(v) of the Employment Agreement. Notwithstanding any other provision of this Amendment, Employee’s consent to the Changes as provided in this Section 6 will not apply to any other changes or events not provided for in this Amendment that may constitute “Good Reason” under Section 6(a)(v) of his Employment Agreement.

7.Board of Directors.  Employee also agrees that on or following the date on which the Company hires a new CEO, subsequent to the interim CEO appointment made contemporaneously herewith, and upon the request of the Board of Directors, Employee will immediately resign as a director on the Board.  Employee further agrees that such request to resign or such resignation as a director shall not constitute grounds for Good Reason under, or a material breach of, the Employment Agreement, within the meaning of Section 6(a)(v) of the Employment Agreement.

8.Options.  Subject to the approval of the Board of Directors and, if necessary, the approval by the Company stockholders of an increase in the number of shares available for issuance under the Company’s 2016 Incentive Award Plan (the “2016 Plan”), the Company will make a grant to Employee under the 2016 Plan of options to purchase up to 80,000 shares of common stock of the Company.  Such award shall be subject to the terms of the 2016 Plan and the Company’s stock option agreement applicable to such award.  The options shall vest in accordance with performance terms to be determined by the Board of Directors, or its designee, with input from Employee, and will have an exercise price per share equal to the fair market value of a share of the Company’s common stock, to be determined in accordance with Section 409A of the Internal Revenue Code.  The performance terms will be established and the grant made no later than June 30, 2017.

9.DEFINITIONS.  All terms used in this Amendment shall have the same definitions as used in the Employment Agreement, unless otherwise provided herein.  All references to the “Employment Agreement” shall include all modifications made by this Amendment, unless provided otherwise.

10.COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were on the same instrument.

11.EFFECT OF AMENDMENT. This Amendment is effective immediately (the “Effective Date”).  Except as specifically amended herein, the Employment Agreement remains in full force and effect.  In addition, the Restrictive Covenants Agreements will remain in full force and effect, and Employee specifically ratifies and confirms his obligations thereunder.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the day and year written below.

novan, inc.

By:  __/s/ W. Kent Geer___________________

Name:  W. Kent Geer

Title:Board of Directors

Date:June 4, 2017

NATHAN STASKO

By:  __/s/ Nathan Stasko____________________